Exhibit 11

W.W. Grainger, Inc. and Subsidiaries

COMPUTATIONS OF EARNINGS PER SHARE

	2005	2004	2003
BASIC:
Weighted average number of shares outstanding during the year	89,568,746	90,206,773	90,731,013
Net earnings	$ 346,324,000	$ 286,923,000	$ 226,971,000
Earnings per share	$ 3.87	$ 3.18	$ 2.50

DILUTED:
Weighted average number of shares outstanding during the year	89,568,746	90,206,773	90,731,013
Potential shares:
Shares issuable under common stock equivalents	10,087,382	8,445,302	7,571,428
Shares which could have been purchased using the proceeds from the common stock equivalents exercised, based on the average market value for the year	(8,106,909)	(7,015,367)	(5,920,171)
	1,980,473	1,429,935	1,651,257
Dilutive effect of exercised options prior to being exercised	39,076	36,667	11,815
	2,019,549	1,466,602	1,663,072
Adjusted weighted average number of shares outstanding during the year	91,588,295	91,673,375	92,394,085

Net earnings	$ 346,324,000	$ 286,923,000	$ 226,971,000
Earnings per share	$ 3.78	$ 3.13	$ 2.46